Exhibit 99.1

Transmeridian Exploration Agrees to Purchase Bramex Management, Inc.

HOUSTON, October 20, 2005 (Prime Zone) – Transmeridian Exploration Incorporated (AMEX: TMY) today announced that it has agreed to purchase Bramex Management, Inc., which owns the 50% of JSC CaspiNeft TME not currently owned by Transmeridian. Transmeridian operates the South Alibek Field in Kazakhstan through its present interest in CaspiNeft under a joint operating agreement with Bramex. Upon the closing of the transaction, which is expected to occur on or about December 23, 2005, Transmeridian will own 100% of CaspiNeft. Closing of the transaction is subject to several conditions, including release of liens on the shares and assets of CaspiNeft, receipt of appropriate government approvals and other customary conditions.

The terms of the agreement require Transmeridian to pay a total of $168 million at the closing, of which approximately $42 million is to repay the outstanding bank indebtedness of CaspiNeft and the remainder represents the purchase price for the shares of Bramex. Transmeridian expects to fund the purchase price for the acquisition of the shares and the repayment of debt of CaspiNeft through a combination of new debt financing and the issuance of additional equity, either of which may involve capital markets transactions.

“With the field still in the early stages of development, we believe the timing is right to acquire the remaining equity interest in CaspiNeft,” commented Lorrie T. Olivier, President and Chief Executive Officer. “The additional ownership interest, together with results from the two wells drilled so far this year, the SA-3 and SA-14, and other reserve revisions, should increase our net proved reserves over year-end 2004 by approximately 150%. And with the price we receive for oil sales roughly doubling since last year, we expect to see the present value of those reserves increase by a multiple of four to five times. If we are successful in achieving our goal of financing at least half of the required capital in debt, we believe this transaction will result in a significant increase in value for our shareholders.”

Separately, Transmeridian announced that its Board of Directors had appointed Edward G. Brantley as Vice President and Chief Accounting Officer, effective as of September 26, 2005. Prior to joining Transmeridian, Mr. Brantley was employed for over five years by Pride International, Inc., an international oilfield services company, where he served in several capacities, including Treasurer and Vice President and Chief Accounting Officer.

The potential new debt financing and issuance of additional equity referred to in this press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities.

About Transmeridian Exploration Incorporated

Transmeridian Exploration Incorporated (“TMEI”) is an independent energy company established to acquire and develop oil reserves in the Caspian Sea region of the former Soviet Union. TMEI primarily targets medium-sized fields with proved or probable reserves and significant upside reserve potential. Its first major project is the South Alibek Field in Kazakhstan and it is currently pursuing additional projects in the Caspian Sea region.

For more information, please contact the following:

Transmeridian Exploration Incorporated

Lorrie T. Olivier, CEO or

Earl W. McNiel, CFO

Tel: (281) 999-9091

Fax: (281) 999-9094

E-mail: tmei@tmei.com

Website: www.tmei.com

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created therein. These forward-looking statements include statements regarding expectations of increases in net proved reserves and the present value of such reserves. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including but not limited to those discussed in TMEI’s Annual Report on Form 10-K for the year ended December 31, 2004 and other filings with the Securities and Exchange Commission. Although TMEI believes the assumptions underlying the forward-looking statements contained herein are reasonable, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion herein should not be regarded as a representation by TMEI or any other person that the objectives and plans of TMEI will be achieved.